UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2022

IANTHUS CAPITAL HOLDINGS, INC.

(Name of registrant in its charter)

British Columbia, Canada	000-56228	98-1360810
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 414

New York, NY 10170

(Address of principal executive offices)

(646) 518-9411

(Registrant’s telephone number)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of iAnthus Capital Holdings, Inc. (the “Company”) appointed Robert R. Galvin as Interim Chief Executive Officer and a member of the Board of the Company in replacement of Randy Maslow effective as of May 6, 2022 (the “Effective Date”). Mr. Maslow will continue to serve the Company in a consulting role for a period of six months following the Effective Date.

Robert Galvin has served as the Company’s Interim Chief Operating Officer since November 2020. In addition, since February 2019, he has served as an operations and administrative advisor to the Company. From February 2019 to December 2019, he also served as a member of the Company’s Board. Prior to the Company, Mr. Galvin served as a member of the board of directors and as audit committee chair of MPX Bioceutical Corporation (“MPX”) from November 2017 until the completion of the acquisition of MPX by the Company in February 2019. In addition, from 2016 to 2018, Mr. Galvin served as Chief Financial Officer of Holtec International, an energy company, and from 2009 to 2016, Mr. Galvin served as Chief Financial Officer of EQM Technologies & Energy, Inc., an environmental engineering firm. Furthermore, from 2002 to 2009 Mr. Galvin served as Chief Financial Officer of NuCO2 Inc., a beverage carbonation company formerly listed on Nasdaq. Mr. Galvin began his career with KPMG and holds a Bachelor of Science degree in accounting from Villanova University.

Mr. Galvin shall serve as Interim Chief Executive Officer of the Company pursuant to his employment agreement effective as of January 1, 2019, as amended on April 4, 2020.

There are no family relationships between Mr. Galvin and any of our directors or executive officers. Except as set forth herein, there is no arrangement or understanding between Mr. Galvin and any other persons pursuant to which Mr. Galvin was appointed an executive officer of the Company. As set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as a result of the Company’s acquisition of CBD For Life, LLC on June 27, 2019, Mr. Galvin received 36,969 common shares of the Company (with a fair value of $0.1 million). Except as set forth herein, there are no related party transactions involving Mr. Galvin that are reportable under Item 404(a) of Regulation S-K.

In connection with Mr. Maslow’s resignation, the Company entered into a separation agreement (the “Separation Agreement”) with Mr. Maslow pursuant to which Mr. Maslow will receive certain compensation and benefits valued to substantially equal the value of entitlements he would have received under Section 4(g) of his Employment Agreement. A portion of the cash compensation amount will be paid in lump sum on the Effective Date and remainder shall be paid over a period of eight months following the Effective Date. Such compensation and benefits included, among other items, an extension of exercise period of options to acquire the Company’s common shares which were held by Mr. Maslow until the earlier of (i) five years from the Effective Date; (ii) the original expiration dates of the applicable option; or (iii) the closing of the Recapitalization Transaction. Further, Mr. Maslow agreed to relinquish all entitlements to his restricted stock units under the contingent long-term incentive plan that was announced on January 7, 2022.

Item 8.01 Other Events.

On May 6, 2022, the Company issued a press release announcing the resignation of Randy Maslow, including the execution of the Separation Agreement, and the appointment of Robert Galvin. In addition, the Company provided an update with respect to its previously disclosed recapitalization transaction (the “Recapitalization Transaction”). Specifically, on April 1, 2022, the Maryland Medical Cannabis Commission approved the proposed change of ownership and control of the Company’s wholly-owned subsidiary, S8 Management, LLC, contemplated by the Recapitalization Transaction. Furthermore, on May 4, 2022, the Florida Department of Health, Office of Medical Marijuana Use (the “OMMU”) dismissed the Petition for Formal Administrative Hearing, as amended, challenging the OMMU’s approval of a variance request filed by the Company’s subsidiary, McCrory’s Sunny Hill Nursery, LLC (“McCrory’s”), to approve the prospective change of beneficial ownership of McCrory’s contemplated by the Recapitalization Transaction. The Company continues to pursue the remaining regulatory approvals in Massachusetts, New Jersey, and New York.

A copy of the press release is attached hereto as Exhibit 99.1, and the information contained therein is incorporated by reference into this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated May 6, 2022
104	Inline XBRL for the cover page of this Current Report on Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IANTHUS CAPITAL HOLDINGS, INC.

Date: May 6, 2022	By:	/s/ Julius Kalcevich
Julius Kalcevich Chief Financial Officer